Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

TOANO, Va., July 27, 2016 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2016.

Second Quarter Results

Net sales in the second quarter of 2016 were $238.1 million, a decrease of 4.0% from the second quarter of 2015. This includes a comparable store net sales decline of 7.2%, reflecting a 0.7% increase in the average sale which was more than fully offset by a 7.9% decrease in the number of customers invoiced. The Company believes the number of customers invoiced was impacted by its change in strategy from a very promotional period in the prior year to a more strategic pricing approach during the current year period. Additionally, the Company believes demand for certain product categories decreased as our assortment of products did not match changes in customer trends. Non-comparable store net sales increased $8.1 million over the comparable prior year period. The Company opened four new stores during the second quarter of 2016.

Gross margin was 29.7% in the second quarter of 2016, compared with 25.1% in the prior year period. The change in gross margin was primarily attributable to the items highlighted in the attached supplemental schedule as well as changes in the Company’s promotional strategy and increases in the sales mix of laminates and vinyl, which generally have lower retail price points and above average gross margins.

Selling, general and administrative ("SG&A") expenses in the second quarter of 2016 were $89.9 million, $0.7 million below the prior year quarter. The change is primarily attributable to the items highlighted in the attached supplemental schedule as well as slight reductions in the Company’s advertising spend in second quarter of 2016 partially offset by higher payroll related costs in the second quarter of 2015. As a percentage of net sales, SG&A increased to 37.8% from 36.5% during the prior year period, primarily as a result of weaker than expected net sales.

Net loss for the second quarter of 2016 was $12.2 million, or a loss of $0.45 per diluted share, as compared to a net loss of $20.3 million, or $0.75 per diluted share, during the prior year period.

Cash and cash equivalents at June 30, 2016 totaled $12.7 million compared with $26.7 million at December 31, 2015. At June 30, 2016, the Company had $32.0 million outstanding on its revolving credit facility, with remaining availability of $53.7 million. In July 2016, the Company received a $22.1 million refund from the IRS related to the carry back of 2015 net operating losses to prior periods where the Company generated taxable income. This amount was reflected in other current assets on the condensed consolidated balance sheet at June 30, 2016.

During the quarter, the Company continued to progress in its efforts to resolve outstanding legal and regulatory issues: On June 16, 2016, the court reaffirmed the favorable ruling of the Proposition 65 lawsuit. On June 15, the Company entered into a voluntary agreement with the Office of Compliance and Field Operations of the Consumer Product Safety Commission with respect to its laminate products sourced from China and agreed to, among other things, continue the indoor air quality testing program. On July 6, 2016, the court preliminarily approved a definitive settlement agreement related to a consolidated securities class action matter. On July 18, 2016, the Company signed a definitive settlement agreement related to its derivative litigation matter to settle outstanding claims.

John Presley, Chief Executive Officer, commented, “While our financial results this quarter were below our expectations, we are encouraged by the progress we made in strengthening Lumber Liquidators for growth and profitability in the long term. We resolved several legacy regulatory issues, made good progress on resolving certain other outstanding legal matters, and continued to enhance our compliance program. We have also taken significant steps to improve store performance, ensuring our sites are equipped with the right people and products to serve our customers. In short, we are making steady progress, and will continue to focus on execution within the business in the coming quarters.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on July 27, 2016, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through August 3, 2016 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13640863. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 375 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, profitability, comparable store net sales, margins, return on invested capital, strategic direction, the demand for the Company's products, and store openings and remodels. The Company's actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company's suppliers; the ability to retain and motivate the Company's employees; the availability of sufficient suitable hardwood; the impact on customer of our promotional strategy and our assortment displayed in a good-better-best format; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company's reputation of, and consumers' purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company's laminate flooring sourced from China; the Company's suppliers' ability to meet its quality assurance requirements; disruption in the Company's suppliers' abilities to supply needed inventory; the impact on the Company's business of its expansion of laminate products sourced from Europe and North America and the flooring industry's demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company's competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company's indoor air quality testing program; the ability to collect necessary information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company's products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company's ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company's products; the duration, costs and outcome of pending or potential litigation or governmental investigations; the ability to successfully and timely implement the Environmental Compliance Plan in accordance with the terms of the 2015 plea agreement with the Department of Justice; the ability to make timely payments pursuant to the terms of the plea agreement entered into with the Department of Justice related to the Lacey Act; the ability to borrow under its asset-backed revolving credit facility; the ability to reach an appropriate resolution in connection with the governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2015.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current Assets:
Cash and Cash Equivalents	$12,732	$26,703
Merchandise Inventories	254,937	244,402
Insurance Receivable	28,500	—
Prepaid Expenses	7,116	5,931
Other Current Assets	56,733	45,752
Total Current Assets	360,018	322,788
Property and Equipment, net	116,949	121,997
Goodwill	9,693	9,693
Other Assets	1,710	1,724
Total Assets	$488,370	$456,202

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$72,396	$55,247
Customer Deposits and Store Credits	30,997	33,771
Accrued Compensation	9,347	6,057
Accrued Securities Class Action	41,420	—
Sales and Income Tax Liabilities	3,641	3,914
Other Current Liabilities	28,989	28,755
Total Current Liabilities	186,790	127,744
Other Long-Term Liabilities	21,847	20,252
Deferred Tax Liability	11,806	10,638
Revolving Credit Facility	32,000	20,000
Total Liabilities	252,443	178,634

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,142,069 and 27,088,460 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,832,057 and 2,824,814 shares, respectively)	(139,074)	(138,987)
Additional Capital	183,329	180,590
Retained Earnings	192,968	237,600
Accumulated Other Comprehensive Loss	(1,326)	(1,665)
Total Stockholders’ Equity	235,927	277,568
Total Liabilities and Stockholders’ Equity	$488,370	$456,202

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Sales	$238,092	$247,944	$471,605	$507,905
Cost of Sales	167,508	185,660	324,912	354,009
Gross Profit	70,584	62,284	146,693	153,896
Selling, General and Administrative Expenses	89,900	90,551	207,136	188,231
Operating Income (Loss)	(19,316)	(28,267)	(60,443)	(34,335)
Other Expense	131	65	282	81
Income (Loss) Before Income Taxes	(19,447)	(28,332)	(60,725)	(34,416)
Income Tax Expense (Benefit)	(7,217)	(7,985)	(16,093)	(6,289)
Net Income (Loss)	$(12,230)	$(20,347)	$(44,632)	$(28,127)
Net Income (Loss) per Common Share—Basic	$(0.45)	$(0.75)	$(1.65)	$(1.04)
Net Income (Loss) per Common Share—Diluted	$(0.45)	$(0.75)	$(1.65)	$(1.04)
Weighted Average Common Shares Outstanding:
Basic	27,108,461	27,082,878	27,099,518	27,077,312
Diluted	27,108,461	27,082,878	27,099,518	27,077,312

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income (Loss)	$(44,632)	$(28,127)
Adjustments to Reconcile Net Income (Loss) to Net Cash (Used in) Provided by Operating Activities:
Depreciation and Amortization	8,867	8,756
Stock-Based Compensation Expense	3,085	597
Stock-Based Portion of Provision for Securities Class Action	15,420	—
Impairment Charges	—	5,351
Deconsolidation of Variable Interest Entity	—	1,457
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(11,308)	46,872
Accounts Payable	16,860	(20,562)
Customer Deposits and Store Credits	(2,692)	(3,694)
Prepaid Expenses and Other Current Assets	(40,643)	(7,324)
Other Assets and Liabilities	31,318	15,725
Net Cash (Used in) Provided by Operating Activities	(23,725)	19,051
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(3,834)	(14,251)
Other Investing Activities	575	-
Net Cash Used in Investing Activities	(3,259)	(14,251)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	17,000	39,000
Payments on Revolving Credit Facility	(5,000)	(19,000)
Other Financing Activities	114	(276)
Net Cash Provided by Financing Activities	12,114	19,724
Effect of Exchange Rates on Cash and Cash Equivalents	899	455
Net (Decrease) Increase in Cash and Cash Equivalents	(13,971)	24,979
Cash and Cash Equivalents, Beginning of Period	26,703	20,287
Cash and Cash Equivalents, End of Period	$12,732	$45,266

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(in thousands)

(unaudited)

Items impacting gross margin with comparisons to the prior year include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in thousands)
Inventory Impairments [1]	$-	$6,269	$-	$7,332
Antidumping Charges [2]	$5,450	$4,921	$5,450	$4,921
Indoor Air Quality Testing Program [3]	$3,292	$4,918	$6,187	$7,231

1 Inventory impairment charges were related to our decision to simplify our business by phasing out a significant portion of tile flooring and related accessories and discontinuing certain vertical integration initiatives.

2 We incurred countervailing and antidumping costs of $5.5 million and $4.9 million associated with applicable shipments of engineered hardwood from China for the three months ended June 30, 2016 and 2015, respectively.

3 We incurred costs related to our indoor air quality testing program. During the quarter ended June 30, 2016, we held a reserve of $3.6 million in other current liabilities in the condensed consolidated balance sheet representing our best estimate of costs to be incurred in the future periods to service this program.

Items impacting SG&A with comparisons to the prior year include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(dollars in thousands)
Securities and Derivatives Class Action [1]	$(600)	$-	$15,420	$-
Legal and Professional Fees [2]	$8,294	$6,328	$18,708	$10,795
All Other [3]	$945	$3,330	$2,220	$13,770

1 Represents the net charge to earnings related to the stock-based element of our proposed settlement in these class action lawsuits. See Part II, Item 1 on Legal Proceedings for a complete discussion of these matters.

2 Represents charges to earnings related to our defense of various significant legal actions during the period. This does not include all legal costs incurred by the Company.

3 All other primarily relates to settlements accruals related to the completed DOJ-Lacey Act investigation in 2015, various payroll factors, including our retention initiatives and the net impact of the CARB and Prop 65 settlements in 2016.